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                                                                    EXHIBIT 23.1

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Beverly Enterprises, Inc. for the shelf registration of debt securities, preferred stock, common stock and warrants and to the incorporation by reference therein of our report dated February 17, 2000, with respect to the consolidated financial statements and schedule of Beverly Enterprises, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.


                                                          /s/ ERNST & YOUNG, LLP


December 21, 2000
Fort Smith, Arkansas